AMENDMENT NO. 2 TO THE AMENDED AND RESTATED INDENTURE
THIS AMENDMENT NO. 2, dated as of October 10, 2014 (this “Amendment”), to the Amended and Restated Indenture, dated as of August 12, 2011 (as amended, supplemented and otherwise modified from time to time, the “Indenture”), is entered into by TAL Advantage III LLC, a Delaware limited liability company (the “Issuer”), and Wells Fargo Bank, National Association, as indenture trustee (the “Indenture Trustee”).
WITNESSETH:
WHEREAS, the Issuer and the Indenture Trustee have previously entered into the Indenture; and
WHEREAS, the Issuer desires to amend certain provisions of the Indenture relating to concentration limits and sales of Containers by the Issuer, and the Indenture Trustee, acting at the direction of the Requisite Global Majority, has been directed to execute and deliver this Amendment;
NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:
SECTION 1.    Defined Terms. Unless otherwise amended by the terms of this Amendment, capitalized terms used in this Amendment shall have the meanings assigned in the Indenture.
SECTION 2.    Amendments to Indenture. Effective as of the Effective Date (as defined in Section 4 below), the Indenture is hereby amended as follows:
(i)The penultimate paragraph of clause (a) of Section 606 of the Indenture is deleted and replaced with the following:
“Notwithstanding the foregoing limitations of this Section 606(a), the Issuer may sell Managed Containers to the Seller in order to permit the Issuer to refinance Indebtedness in an amount of at least Twenty Five Million Dollars ($25,000,000) incurred by the Issuer pursuant to this Indenture on no more than twelve (12) occasions in any calendar year subject to satisfaction of all of the following conditions:
(A)    no Event of Default, Early Amortization Event or Asset Base Deficiency is then continuing or would result from such sale, after giving effect to such sale and any required prepayment of the Notes;
(B)    the Sales Proceeds received by the Issuer from such sale is an amount in cash that is not less than the greater of (i) the sum of the Fair Market Values of the sold Managed Containers, and (ii) the sum of the Net Book Value of the sold Managed Containers; provided however, that, if a Series of Warehouse Notes is then Outstanding and the Conversion Date for such Series of Warehouse Notes has not occurred, without limiting or modifying the conditions in clause (A) above, the Sale Proceeds for such sale of Managed Containers may, at the option of the Issuer, be paid by the Seller as follows:

(x)    cash in an amount not less than the product of (A) the Advance Rate and (B) the sum of the Net Book Values of the sold Managed Containers; and
(y)    an unsecured obligation of the Seller payable in cash on the next succeeding Payment Date in an amount equal to the excess of (i) the Sales Proceeds payable pursuant to clause (B) above over (ii) the cash paid pursuant to clause (x) above. If no Early Amortization Event, Manager Default or Asset Base Deficiency is continuing on such Payment Date, such unsecured obligation of the Seller will be distributed on such Payment Date by the Issuer to the Seller as a deemed distribution.
The Issuer may, without limiting or modifying the conditions in clause (A) above, utilize the cash proceeds of such sale of Managed Containers to make a prepayment of the Warehouse Notes on the date of such sale notwithstanding any contrary provisions contained in the Indenture or the Series 2009-1 Supplement, including, without limitation, in the definition of the term “Available Distribution Amount”, or any advance prepayment notice required with respect to the terms of the Warehouse Notes.
(ii)Clause (b) of the definition of the term “Concentration Limits” set forth in Appendix A to the Indenture is amended to read as follows:
(b)    Maximum Concentration of Finance Leases. The sum of the Net Book Values of all Eligible Containers that are subject to a Finance Lease shall not exceed twenty percent (20%) of the Aggregate Net Book Value;
(iii)The definition of the term “CRR” shall be set forth in Appendix A to the Indenture and read as follows:

“CRR: (i) Articles 404-410 of Regulation (EU) No. 575/2013 of the European Parliament and of the Council of 26 June 2013; (ii) Commission Delegated Regulation (EU) No 625/2014 of 13 March 2014 and Commission Implementing Regulation (EU) No 602/2014 of 4 June 2014; (iii) any related guidelines and regulatory technical standards or implementing technical standards published from time to time by the European Banking Authority (including any successor or replacement agency or authority) and/or the European Commission and (iv) the guidelines and related documents previously published in relation to the preceding risk retention legislation by the European Banking Authority (and/or its predecessor, the Committee of European Banking Supervisors) which continue to apply to the provisions of Articles 404-410 of the CRR. Any reference to " Articles 404-410 of the CRR" is deemed to include any successor or replacement provisions included in any subsequent European Union directive or regulation."
(iv)The definition of the term “Retained Interest” shall be set forth in Appendix A to the Indenture and read as follows:

“Retained Interest: means a material net economic interest in the Managed Containers of not less than 5 percent of the Aggregate Net Book Value in accordance with the text of the CRR."
(v)The definition of the term “Sanctioned Country” set forth in Appendix A to the Indenture is amended to read as follows:
"Sanctioned Country: A country or territory that is, or whose government is, the subject of Sanctions broadly prohibiting dealings with such government, country, or territory, including, without limitation, a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time."

(vi)The definition of the term “Sanctioned Person” set forth in Appendix A to the Indenture is amended to read as follows:
"Sanctioned Person: Any Person that is, or is owned or controlled by one or more Persons any of which is (a) the subject of any Sanctions or (b) located, organized or resident in a Sanctioned Country, including, without limitation, any of the following currently or in the future: (i) a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent the agency, organization, or person is subject to a sanctions program administered by OFAC."
(vii)The definition of the term “Sanctions” shall be set forth in Appendix A to the Indenture and read as follows:
"Sanctions: Economic or trade sanctions or restrictive measures enacted, administered, imposed or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the U.S. Department of State or the European Union."
(viii)Schedule I to the Indenture is deleted and replaced with Schedule I to this Amendment.

SECTION 3.    Representations and Warranties. The Issuer hereby represents and warrants to the Indenture Trustee and each Series 2009-1 Noteholder that each of the representations and warranties set forth in Article VI of the Series 2009-1 Supplement are true and correct as of the date first written above with the same effect as though each had been made as of such date, except to the extent that any of such representations and warranties expressly relates to earlier dates in which case such representations and warranties were correct as of such earlier date.
SECTION 4.    Effectiveness.
(a)    Except as expressly amended by the terms of this Amendment, all terms and conditions of the Indenture, as amended, shall remain in full force and effect and are hereby ratified and confirmed by the parties hereto.
(b)    This Amendment shall be effective on the date (the “Effective Date”) on which this Amendment has been executed and delivered by the parties hereto and has been consented to by the Requisite Global Majority pursuant to the Series 2009-1 Note Purchase Agreement. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(c)    After the execution and delivery hereof by the parties hereto, (i) this Amendment shall be a part of the Indenture, and (ii) each reference in the Indenture to “this Indenture” and “hereof”, “hereunder” or words of like import, and each reference in any other document to the Indenture shall mean and be a reference to the Indenture as amended or modified hereby.
(d)    Each party hereto agrees and acknowledges that this Amendment constitutes a “Transaction Document” under the Indenture.
SECTION 5.    Execution in Counterparts. This Amendment may be executed by the parties hereto in several counterparts (which may include facsimile or PDF file), each of which may be executed separately by the Issuer and the Indenture Trustee, and shall be deemed an original and all of which shall constitute together but one and the same agreement.

SECTION 6.    Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW (EXCEPT SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW).
SECTION 7.    Consent to Jurisdiction. The parties hereto hereby irrevocably consent to the personal jurisdiction of the state and federal courts located in New York County, New York, in any action, claim or other proceeding arising out of any dispute in connection with this Amendment, any rights or obligations hereunder, or the performance of such rights and obligations.
SECTION 8.    Entire Agreement. This Amendment constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof.
SECTION 9. Notices Pursuant to Section 1002(a) of the Indenture. The parties hereto hereby agree that the last paragraph of Section 1002(a) of the Indenture shall not apply to this Amendment.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers or managers thereunto duly authorized, as of the date first above written.

TAL ADVANTAGE III LLC, as Issuer By TAL International Container Corporation, its manager
By: Name: Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Indenture Trustee
By: Name: Title:

SCHEDULE I

Maximum Concentrations of Lessees

Name of Lessee	Concentration Limit

Maersk	30%
APL	30%
COSCO	20%
China Shipping	20%
CMA CGM	25%
Evergreen	20%
Hamburg Sud	20%
Hanjin	20%
Hapag-Lloyd	20%
Horizon Lines	15%
K-Line	20%
Mediterranean Shipping	30%
Mitsui O.S.K.	20%
NYK	30%
OOCL	30%
Sinotrans	20%
United Arab Shipping	20%
All Other Top 25	20%
All Other Non Top 25	10%